Exhibit 10.1

CONTRACT FOR THE PURCHASE OF REAL ESTATE

THIS CONTRACT FOR THE PURCHASE OF REAL ESTATE (this “Contract”), is made and entered into as of September 24, 2021 (the “Effective Date”), by and between NASHVILLE ACQUISITION, LLC, a Delaware limited liability company (“Seller”), and SLC DEVELOPMENT, LLC, a Tennessee limited liability company (“Purchaser”).

BACKGROUND:

A.            Seller is the owner of that certain tract or parcel of real property known as the “Lincoln Tech – East Nashville Campus” consisting of approximately 15.98 acres and improved with approximately 220,838 square feet of office and residential buildings otherwise known as Parcel ID’s 07213018700, 07213018800, 07213018900, 07213019000, 07213019500, 07213019600, 07213036900, 07213019800, 07213037600, 07213037200, 07213020100, 07213019900, 07213043900, 07213022800, 07213022900, 07213023000, 07213023200, 07213023600, and 07213023700, located in Nashville, Tennessee, more particularly described and shown on Exhibit “A” attached hereto and by this reference made a part hereof (the “Land”; the Land, together with the rights described in Section 1 below are hereinafter referred to collectively as the “Property”; the Land together with the rights described in clauses (i), (ii), (iii), (iv), (v) and (viii) of Section 1 below are hereinafter referred to collectively as the “Real Property”).

B.             Seller desires to sell and Purchaser desires to purchase the Property.

AGREED TERMS:

1.             Agreement to Purchase and Sell. Purchaser hereby agrees to purchase and Seller hereby agrees to sell the Property for the price and on the terms and conditions set forth herein. The Property to be sold hereunder includes, without limitation:

(i)             all water rights, riparian rights, water association rights, storage rights, ditches and ditch rights, reservoir and service rights, appurtenant to the above-described Land and/or owned by Seller, including, without limitation, all above-ground and underground water rights, if any;

(ii)            all surface and subsurface rights, all rights of lateral and subjacent support, and all gas, oil, coal, mineral and mining rights held by Seller with respect to the Land, including, without limitation, all rights of Seller in and under all gas, oil, coal, mineral or mining leases and/or contracts and any income thereunder with respect to any gas, oil, coal, mineral or mining rights with respect to the Land, whether or not the wells producing such income are located on the above-described Land, if any;

(iii)           all timber, timber rights and trees and shrubs on the above-described Land, if any;

(iv)           all buildings, improvements and fixtures on, to or attached to the above-described Land, and all other property owned by Seller and attached to the above-described Land or the improvements located thereon, if any;

(v)            all rights in and to any land lying within any street or roadway adjoining the above-described Land and any vacated or hereafter vacated street or alley adjoining the above-described Land, if any;

(vi)           all of Seller’s right, title and interest, if any, in and to plans and specifications, structural, engineering, soils, seismic, geologic, environmental and architectural reports, studies and certificates, and other records, correspondence, reports, studies and other documents relating to such reports, studies and certificates with respect to the Property, if any;

(vii)          all other intangible property and intangible rights, if any, relating to the Real Property, including, without limitation, (a) licenses, permits, development rights, entitlements, impact fees, credits utility capacity allocations, consents and approvals relating to the Real Property, and (b) if still in effect, guaranties and warranties received by Seller from any contractor, manufacturer or other person or entity in connection with the Property, if any;

(viii)         any and all other easements, rights of way, privileges, rights and appurtenances that are in any way associated with the above-described Land, if any;

(ix)            intentionally omitted; and

(x)             all books and records to the extent pertaining to the operation and maintenance of the Real Property and any personal property related thereto, and all operating and maintenance files, and other files whatsoever to the extent used in connection with the ownership and operation of the Real Property and any personal property related thereto or any part thereof, if any.

2.              Purchase Price. Subject to adjustments, credits and prorations at Closing as set forth herein, the purchase price shall be $34,500,000 (the “Purchase Price”). At the closing of the purchase and sale provided for herein (hereinafter referred to together as the “Closing”), the Purchase Price, less a credit for all Earnest Money paid hereunder, shall be by wire transfer of immediately available funds to Seller’s designated account.

3.              Earnest Money. Within three business days following the Effective Date, Purchaser shall pay to Fidelity National Title (“Escrow Agent”) by check or wire transfer the sum of $350,000 as earnest money for the Property (the “Initial Deposit”). As used herein, the term “Earnest Money” shall mean the Initial Deposit, and any additional deposits described herein (each an “Additional Deposit”) plus any interest accrued thereon. The parties hereto agree that the Earnest Money shall be held and disbursed as provided herein. All interest earned on the Earnest Money shall at all times belong to the party entitled to receive the Earnest Money under this Contract and shall be paid to Purchaser or Seller, as applicable, at the time of the disbursement of the Earnest Money to Seller or Purchaser as herein provided.

4.              Closing.

(a)            Closing Date. The Closing shall take place on the date that is 15 days after the expiration of the Inspection Period (as hereinafter defined), including any applicable extensions of the Inspection Period, or on such earlier date as may be designated by Purchaser upon at least five (5) business days’ advance written notice to Seller (which notice may be made by email) (the later of (a) the actual date of Closing, and (b) the date required for Closing hereunder being referred to herein as the “Closing Date”). Purchaser shall have the right to extend the Closing Date for one period of up to 30 days by delivering written notice to Seller and depositing with Escrow Agent the sum of $150,000 on or before the original Closing Date. Such $150,000 deposit shall be considered an Additional Deposit for purposes of this Contract, and shall be applicable to the Purchase Price. Notwithstanding the foregoing to the contrary, in the event that Purchaser provides notice of a Closing Date prior to the expiration of the Inspection Period (including any applicable extension periods), Purchaser shall have the right, exercisable in Purchaser’s sole discretion, to rescind such notice upon one (1) day’s advance notice to Seller (which notice may be provided by e-mail), and thereafter to set an alternate Closing Date that meets the requirements of this Section 4(a). The Closing shall take place at the offices of the Escrow Agent and shall be conducted pursuant to an escrow-style closing through the Escrow Agent (or such other party selected by Purchaser and Seller) so that it will not be necessary for any party to physically attend the Closing.

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(b)            Closing Deliveries. At or in conjunction with the Closing, each party shall execute and deliver all documents reasonably necessary to effect and complete the Closing. As part of the Closing, Seller shall execute and deliver to Purchaser:

(i)             a special warranty deed (the “Deed”), properly executed by Seller and witnessed and notarized for recording, conveying fee simple title to the Real Property insured by Escrow Agent at Escrow Agent’s standard rates, free and clear of all liens, restrictions, encumbrances, easements, tenancies, contracts and other matters except for the Permitted Exceptions (as defined in Section 7 below). The Deed shall contain the legal description of the Property, as reflected on the Title Commitment;

(ii)            an assignment and bill of sale conveying any and all Real Property that is or might be considered personal property;

(iii)           evidence of termination of any management agreement for the Property and/or any service contracts which Purchaser does not elect to assume;

(iv)           a quitclaim deed properly executed by Seller and witnessed and notarized for recording, which quitclaim deed shall contain the legal description of the Property, as reflected on the Survey;

(v)            a certificate (“Seller’s Closing Certificate”), dated as of the date of Closing and duly executed by Seller stating that the representations and warranties of Seller contained in this Contract are true and correct in all material respects as of the date of Closing;

(vi)           an owner’s title affidavit and indemnity in form and substance satisfactory to Escrow Agent (in its capacity as the title insurance company insuring Purchaser’s fee simple title to the Real Property) (the “Owner’s Affidavit”), however, Purchaser acknowledges that the deletion of the standard survey exception will require delivery by Purchaser of an ALTA survey to the title insurance company;

(vii)          an affidavit, in form and substance satisfactory to Purchaser, stating that Seller is not a “foreign person,” as referred to and defined in Internal Revenue Code Sections 1445(f)(3) and 7701(a)(30), and stating Seller’s address and United States taxpayer identification number;

(viii)         Intentionally Omitted; and

(ix)            such documents, agreements and certificates as Escrow Agent may reasonably require in order to consummate the sale of the Property in accordance with this Contract, including, without limitation, instruments reasonably satisfactory to Escrow Agent reflecting the proper authority of Seller to consummate the transactions contemplated by this Contract.

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(c)            Closing Costs.

(i)             Seller shall pay (i) the fees of any counsel representing it in connection with this transaction, (ii) one-half of any escrow fee which may be charged by Escrow Agent, (iii) one half of the title insurance premium for the Title Policy, including any additional costs attributable to any extended coverage or endorsements, and the cost of the title search and exam for the Property, (iv) the costs of curing all title objections for which Seller is responsible under this Contract, (v) the costs of recording all mortgage cancellations, if applicable, and (vi) all other costs and expenses incurred by Seller or required to be paid by Seller pursuant to any other provision of this Contract.

(ii)            Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) one-half of any escrow fees charged by Escrow Agent or Title Company, (iii) all applicable transfer taxes and fees, documentary stamp taxes and similar charges relating to the transfer of the Property (iv) the premium for any lender’s title policy, (v) the cost of Purchaser’s inspections of the Property, (vi) the cost of the Survey, (vii) the costs of recordable documents contemplated by this Contract (including the Deed), and (viii) the costs of any financing obtained by Purchaser including, without limitation, any indebtedness tax incurred as a result of any financing obtained by Purchaser and all costs and expenses associated with any mortgagee title policy obtained by Purchaser’s lender, if any, (ix) one-half of the title insurance premium for the Title Policy, including any additional costs attributable to any extended coverage or endorsements, and the cost of the title search and exam for the Property, (x) the costs of any environmental report or other inspections of the Property, if any, made by Purchaser, and (xi) all other costs and expenses incurred by Purchaser or required to be paid by Purchaser pursuant to any other provision of this Contract.

(iii)           Except as otherwise provided herein, all other costs and expenses shall be paid by the party incurring the same and all other customary purchase and sale closing costs and charges shall be paid by Seller or Purchaser in accordance with the law and customs with respect to title closings in Nashville Tennessee.

(d)            Prorations.

(i)            All income and expenses in connection with the operation of the Property shall be apportioned, as of 12:01 A.M., on the Closing Date, as if Purchaser were vested with title to the Property during the entire Closing Date, such that, except as otherwise expressly provided to the contrary in this Contract, Seller shall have the benefit of income and the burden of expenses for the day preceding the Closing Date and Purchaser shall have the benefit of income and the burden of expenses for the Closing Date and thereafter. The items below will be prorated at Closing utilizing the information known at that time, and a post-closing “true-up” shall take place within 90 days of the Closing Date (or such later date, if needed) to adjust said prorations, if necessary. Such prorated items shall include, without limitation, the following:

(1)            ad valorem taxes and assessments levied against the Property for the tax year in which Closing occurs;

(2)            any utility costs and other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located;

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(3)            if applicable, annual assessments or similar periodic charges under any private covenants, conditions, restrictions or easements affecting the Property; and

(4)            intentionally omitted.

(ii)           Notwithstanding anything contained in the foregoing provisions:

(1)           Any ad valorem taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing.

(2)            If after Closing any ad valorem taxes or other assessments with respect to the Property are or become due for the year of Closing or prior years, then Seller shall pay to Purchaser, within ten days following receipt of Purchaser’s statement therefor, (i) the full amount of such additional taxes for any year prior to the year of Closing and (ii) Seller’s share of any such additional taxes for the year of Closing, prorated in the manner set forth above; and such obligation of Seller shall not merge with the deed(s) to be delivered hereunder but shall survive the Closing.

(iii)          The provisions of this Section 4(d) shall survive Closing.

(e)            Conveyance. Subject to the Leaseback as described in Section 22 below, Seller shall deliver possession of the Property immediately upon Closing, free and clear of any tenancies or occupancies and in the same condition as the Property exists on the date of execution hereof (subject to the Permitted Exceptions and reasonable and customary wear and tear). Seller may elect, at Seller’s sole and absolute discretion, to abandon certain personal property, furniture, fixtures, and/or equipment (collectively, “Personal Property”), which shall not be a basis of an adjustment or credit at Closing; provided, that in the event the removal of any such Personal Property either (i) requires a special third-party provider (other than a normal demolition or trash hauling service) for removal from the Property and/or requires Purchaser to obtain a particular licensure or certification in order to be removed from the Property, (ii) is subject to any state, federal, governmental or quasi-governmental regulations, or (iii) contains any Hazardous Materials, then, at Purchaser’s election, Seller shall either (y) remove such items at its sole cost and expense prior to delivery of the Property to Purchaser, or (z) arrange and pay for the removal of such items after delivery of the Property to Purchaser.

(f)             Obligations of Purchaser at Closing. At Closing, Purchaser shall satisfy and perform the following:

(i)             Deliver to Seller the balance of the Purchase Price after deduction of the Earnest Money and adjustment for prorations as required herein by wire delivery of funds to an account specified by Seller through the Federal Reserve System;

(ii)            Pay fees and expenses in accordance with Section 4(c) along with the costs of any environmental report or other inspections of the Property, if any, made by Purchaser, and all other costs and expenses incurred by Purchaser or required to be paid by Purchaser pursuant to any other provision of this Contract.

(iii)           Deliver such other documents as may be required by this Contract or as may be reasonably required by the title company.

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5.              Survey. Purchaser shall have the right, but not the obligation, to obtain a new boundary survey of the Real Property (the “Survey”). The Survey shall be made by a registered land surveyor of the State of Tennessee, and shall contain a calculation of the exact gross acreage within the Real Property to the nearest one hundredth of an acre. The Survey shall be certified to Purchaser and its successor and assigns and must reasonably reflect the Real Property as described in Exhibit “A” attached hereto, with no unreasonable shortages of acreage. In the event the Survey discloses any matter affecting the marketability of title to which Purchaser objects, and Purchaser objects to such matters pursuant to the provisions of Section 7 below on or before the expiration of the Inspection Period, such matters shall be deemed to be title objections subject to the provisions of Section 7 below. After the delivery of such new Survey to Seller, the legal description of the Real Property attached to this Contract shall be amended to be the legal description of the Real Property as shown on such Survey (such amendment shall be self-effectuating, however, Purchaser and Seller agree to execute an amendment to this Contract to evidence such incorporation of the legal description promptly upon request), but the deeds to be executed at Closing will be as required by Section 4(b) above.

6.              Warranties and Representations.

(a)            Seller does hereby warrant and represent to Purchaser as follows:

(i)             that Seller owns fee simple title to the Real Property;

(ii)            Seller has not entered into any leases, tenancies, licenses, occupancies, or occupancy agreements with respect to the Real Property or any portion thereof which will remain in effect after Closing, whether written or oral, and no person or entity, is in possession or has any right of possession to all or any portion of the Property other than the Seller;

(iii)           the Real Property has never been used as a landfill or as a dump for garbage or refuse;

(iv)           that Seller, to Seller’s actual knowledge, has not received any written notice of any (i) violation of any right, law, statute, ordinance, order, regulation, or requirement (including, without limitation, any environmental or hazardous substances law, rule or regulation), or (ii) default or breach of any loan document, or other agreement affecting all or any portion of the Property that has not been fully cured prior to the Effective Date;

(v)            that there is no action, suit or proceeding pending or, to Seller’s actual knowledge, threatened against or affecting the Real Property, either directly or indirectly;

(vi)           Intentionally omitted;

(vii)          that, to Seller’s actual knowledge, there are no pending or threatened condemnation, expropriation, eminent domain or similar proceeding with respect to the Property, nor has Seller received any notice that any such proceeding is contemplated;

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(viii)         Seller, to Seller’s actual knowledge, has received no written notices with respect to any material violation relating to Hazardous Material (as defined below) in violation of Environmental Laws (as defined below). “Hazardous Material” is hereby defined as any substances or materials identified to be toxic or hazardous according to any applicable Environmental Laws (as hereinafter defined), including, without limitation, any asbestos, asbestos containing materials, pcb, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil, gasoline, petroleum products, petroleum by-products or any other material or substance which has in the past or is presently generally known to constitute a health, safety or other environmental hazard to any person or property, including, but not limited to, those substances defined or described in 40 C.F.R. § 261, as amended, and/or in the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), as amended, the Occupational Health and Safety Act (29 U.S.C. § 655, et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §135, et seq.), the National Environmental Policy Act (42 U.S.C. §4321, et seq.), the Noise Control Act (42 U.S.C. §4901, et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §11001, et seq.), the Clean Water Act (33 U.S.C. §1251, et seq.) the Clean Air Act, as amended (42 U.S.C. §7401, et seq.), the Safe Drinking Water Act (42 U.S.C. §300 f, et seq.), the Uranium Mill Tailings Radiation Control Act (42 U.S.C. §7901, et seq.) and in the amendments, regulations, orders, decrees, permits or licenses adopted and promulgated pursuant thereto. “Environmental Laws” is hereby defined as those federal, state and local laws, rules or regulations relating to past, present or future emissions, discharges, releases or threatened releases of Hazardous Material, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Material;

(ix)            that, to Seller’s actual knowledge, Seller and all persons or entities having beneficial interests in the Property are not “foreign persons,” as such term is defined in Internal Revenue Code Sections 1445(f)(3) and 7701(a)(30), and that the purchase of the Property by Purchaser as contemplated herein will not be subject to the withholding requirements of Section 1445(a) of the Internal Revenue Code;

(x)             that Seller is a limited liability company validly existing and in good standing in the jurisdiction in which it was organized;

(xi)            that Seller has the full and complete right, power and authority to enter into this Contract and to perform Seller’s obligations hereunder and the other agreements contemplated herein (including, without limitation, the execution, delivery and performance of its obligations under the documents required to be delivered at Closing) and will deliver satisfactory evidence of such right, power and authority to Purchaser at the Closing;

(xii)           that, other than this Contract, Seller has not entered into any agreements that are in effect, and to Seller’s knowledge, there are no agreements that grant a commitment, option, right of first refusal or any other, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property;

(xiii)          that neither Seller nor, to Seller’s knowledge, any of its affiliates, nor any of their respective partners, nor to Seller’s knowledge, any of their members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action;

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(xiv)         that, to Seller’s actual knowledge, Seller has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Seller or the Property is bound; and

(xv)          that, to Seller’s actual knowledge, Seller has not received written notice, and Seller has no knowledge, of an intention of any governmental authority to revoke any license, permit or certificate required for the development, use, operation or occupancy of the Property.

All of the foregoing warranties and representations of Seller are made for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, by written waiver delivered to Seller. The representations and warranties of Seller set forth in this Section 6 shall survive Closing for a period of six months, unless notice setting forth a specific claim under any such representation or warranty shall be given to Seller within such six-month period, in which case such representation or warranty shall survive until such claim is finally and fully resolved. The acceptance of the Deed provided herein by Purchaser shall be deemed to be a full performance and discharge of every term, covenant, or obligation on Seller’s part to be performed pursuant to this Agreement, and no representation, term, covenant, warranty, or agreement of the Seller shall survive the delivery of the Deed unless they are specifically stated herein to survive, including but not limited to the representations made in this Section 6 (which shall survive for a period of six months).

(b)            Purchaser warrants and represents the following to Seller:

(i)             Purchaser is a limited liability company validly existing and in good standing in the jurisdiction in which it was organized;

(ii)            Purchaser has the full and complete right, power and authority to enter into this Contract and to perform Purchaser’s obligations hereunder and the other agreements contemplated herein (including, without limitation, the execution, delivery and performance of its obligations under the documents required to be delivered at Closing);

(iii)           None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor any person holding any direct or indirect interest in Purchaser is in violation of any anti-terrorism laws; and

(iv)           Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

(v)            that, to Purchaser’s actual knowledge, Purchaser has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Purchaser.

Each representation and warranty of Purchaser contained in this Contract shall be true and accurate as of the date hereof and shall be deemed to have been made again at and as of Closing and shall then be true and accurate in all material respects.

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7.              Objections to Title.

(a)            Purchaser shall cause Escrow Agent to deliver to Purchaser a title insurance commitment as of a recent date for the Property together with copies of the underlying title exception documents referenced therein (collectively the “Title Commitment”). On or before the date that is 15 days prior to the end of the Inspection Period (the “Title Objection Period”), Purchaser shall deliver to Seller a written statement of objections (“Purchaser’s Objections”), if any, to Seller’s title to the Property, and Seller shall have until five business days after the receipt of such notice to notify Purchaser as to Seller’s intent to cure or remove the same (“Seller Title Response Period”); provided however, Seller shall have no obligation to cure any of Purchaser’s Objections (except for Monetary Encumbrances as provided in Section 7(c) below and encumbrances resulting in a breach under Section 12(b) or 12(c) of this Contract). In the event that Seller gives notice to Purchaser that it elects not to cure any of Purchaser’s Objections, or fails to respond to all of Purchaser’s Objections within said Seller Title Response Period, Purchaser shall have the right to terminate this Contract on or before the date that is five business days following the expiration of the Seller Title Response Period. In the event that Purchaser fails to terminate this Contract on or before the date that is five business days following the expiration of the Seller Title Response Period, Purchaser shall be deemed to have waived any right to terminate based upon Purchaser’s Objections and Seller shall have no further obligations related thereto; provided however, Seller shall remain obligated to cure any Monetary Encumbrances at Closing as provided in Section 7(c) below and Seller shall remain liable with respect to any breach of Section 12(b) or 12(c) below. If Seller fails to cure (i) all Purchaser’s Objections which Seller is required to cure on or before five business days prior to Closing, or (ii) any and all Monetary Encumbrances and New Objections at or prior to Closing, then, in either case, Purchaser shall have the right, in addition to Purchaser’s pursuit of any legal or equitable remedies, (A) to maintain this Contract in full force and to receive a credit at Closing in the amount necessary, in Purchaser’s reasonable determination, for Purchaser to cure such Purchaser’s Objections, Monetary Encumbrances or New Encumbrances, or (B) to terminate this Contract, whereupon the Earnest Money shall be immediately returned to Purchaser, and Seller shall, immediately upon demand by Purchaser, reimburse Purchaser for the costs and expenses incurred by Purchaser in connection with the transactions contemplated hereby, and thereafter no party shall have any rights, claims, obligations or liabilities hereunder, except for those that are expressly provided herein to survive a termination of this Contract.

(b)            Notwithstanding the foregoing, Purchaser may examine or re-examine title to the Property up to and including the date of Closing and give Seller written notice of objections to any additional encumbrances (i) which newly appear of record subsequent to the effective date of the Title Commitment, or (ii) which are not filed of record and properly indexed prior to the effective date of such Title Commitment (any such objection a “New Objection”) and Seller shall have until Closing to cure any New Objection. Except for any Monetary Encumbrances, in the event that Seller fails or refuses to provide evidence reasonably acceptable to Purchaser that all such New Objections shall be removed at Closing in a manner which will permit Purchaser to obtain at Closing title insurance without exception therefor, then Purchaser shall have the option (a) to maintain this Contract in full force and effect, or (b) to terminate this Contract, whereupon the Earnest Money shall be returned to Purchaser, and thereafter no party hereto shall have any further rights, claims or liabilities hereunder (except as set forth herein). Any exceptions to title to which Purchaser does not object as provided in Section 7(a) above or as to any New Objection on or before Closing (other than any Monetary Encumbrance and any encumbrance created by Seller after the date hereof), and any matter objected to but not cured by Seller and which Purchaser elects to accept shall be deemed to be “Permitted Exceptions”. The provisions of this Section 7 shall not be construed to limit any remedy of Purchaser for breach by Seller of the covenants set forth in Section 12(b) and 12(c)below.

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(c)             It shall be a condition to Purchaser’s obligation to close this transaction that the Title Company shall have issued the Title Policy to Purchaser (or be unconditionally committed to issue the Title Policy to Purchaser upon receipt of the title insurance premium therefor). “Title Policy” means an extended coverage American Land Title Association (ALTA) Owner’s Policy of Title Insurance insuring Purchaser’s fee simple title to the Real Property, in the full amount of the Purchase Price with the standard exceptions and subject to Permitted Exceptions.

(d)            For the purposes of this Contract, the term “Permitted Exceptions” shall also include: (i) current taxes not yet due and payable; (ii) easements and restrictions of record which do not materially interfere with or prohibit the Purchaser’s intended development and use of the Property or have a material adverse effect on the marketability of the Property; and (iii) such other matters as may be accepted, or waived or approved in writing by, Purchaser as provided in Section 7; (iv) the rights of utility companies to maintain pipes, poles, cables and wires over, on and under the street, the part of the property next to the street or running to any house or other improvements on the Property; (v) any state of facts which would be shown on or by an accurate current survey of the Property; and (vi) standard conditions and exceptions to title contained in the form of title policy or “marked-up” title commitment employed by the title company.

8.              Purchaser’s Right of Inspection / AS-IS.

(a)            Seller does hereby grant to Purchaser, its agents, engineers, surveyors and other representatives the right, during the term of this Contract, to enter upon the Property to inspect, examine and survey the Property and otherwise do that which, in the opinion of Purchaser, is necessary to determine the boundaries and acreage of the Property, the suitability of the Property for the uses intended by Purchaser, topographical conditions, the presence or absence of hazardous or toxic materials or oil, and the presence or absence of subsurface water and rock, and to make tests to determine the physical condition of the Property. Purchaser agrees to indemnify and hold Seller (including, without limitation, its affiliates, members, managers, officers, employees, agents or representatives) harmless from and against any damages arising directly from Purchaser’s inspection and testing of the Property; provided however, the forgoing indemnity shall not apply with respect to any claims, damages, liabilities or expenses arising out of the mere discovery by Purchaser, or the failure to report any pre-existing conditions, or any acts or omissions of Seller, its agents, employers, contractors, officers or invitees. This obligation to indemnify and hold Seller harmless shall survive the Closing and any termination of this Contract and shall, to the extent Purchaser fails to purchase the Property by the Closing Date or terminates this Contract as provided herein, include Purchaser’s obligation to promptly restore any portions of the Property damaged or disturbed in connection with Purchaser’s tests and surveys to its condition on the date hereof to the extent practicable after all such tests or surveys. Purchaser shall deliver to Seller a certificate of insurance evidencing liability insurance coverage, in amounts, form and substance satisfactory to Seller and naming Seller as an additional insured, before having access to the Property. The provisions contained in this Section 8(a) shall survive the Closing or any termination of this Agreement.

Within five business (5) days following the Effective Date, Seller shall endeavor to provide Purchaser with copies of the following documents solely to the extent that such documents are in Seller’s possession or control; and for the avoidance of doubt, Seller’s failure to produce any such items within such five days shall not constitute a breach of this Agreement:

(i)             the most recent existing survey of the Property;

(ii)            a copy of the most recent title insurance policy issued with respect to the Property;

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(iii)           copies of all documents referred to such title insurance policy;

(iv)           intentionally omitted;

(v)            copies of all service contracts related to the Property;

(vi)           copies of all correspondence with any governmental authorities concerning the Property;

(vii)          all zoning, site plan approval and re-zoning applications and materials, any notices of violations or breaches from any third party with respect to the Property;

(viii)         any traffic studies performed by Seller relative to the Property;

(ix)            any architectural and engineering plans and specifications with respect to the Property; and

(x)             copies of the results of any soil, hazardous or toxic waste, or other tests conducted upon the Property.

Additionally, in the event that Purchaser requests additional due diligence materials in writing with reasonable specificity, Seller agrees to use commercially reasonable efforts to review its files and shall promptly deliver to Purchaser copies of such information, if any, in Seller’s possession or control (collectively, the “Property Due Diligence”).

Seller covenants and agrees that it shall cooperate and coordinate all necessary inspections and other reasonable requests with respect to the Property Due Diligence requested by Purchaser in connection with this Contract. Purchaser acknowledges and agrees that Seller operates its business at the Property and that any inspections, tests and/or studies shall be conducted by Purchaser at such times and in such a manner as to be minimally disruptive to Seller’s business. During the Inspection Period, Purchaser, Purchaser’s agents, employees and independent contractors shall have the right to come onto the Property, including entry and access into any buildings or structures, only after obtaining Seller’s written consent following reasonable prior written notice to Seller for inspection at a fixed time during regular business hours, for the purpose of conducting the foregoing reports, inspections, examinations, tests and studies as described herein. All inspections, tests and studies other than Phase I environmental and customary structural shall require Seller’s prior written consent based upon a detailed description of the contemplated inspection, test or study to be conducted. For the avoidance of doubt, Purchaser may not make any borings, drill any wells or perform any other invasive environmental or other inspection of the Property without Seller’s prior written consent, which consent may be withheld by Seller in its sole and absolute discretion. Any report, inspection, examination, test or study shall not interfere with Seller’s use of the Property, shall not damage the Property and shall not violate any law or regulation of any governmental entity having jurisdiction over the Property. Upon the completion of any inspection, examination, test or study, if any, in the event that Purchaser terminates this Agreement in accordance with the terms of this Contract, Purchaser shall immediately restore the Property to its former condition. If Purchaser terminates this Contract, Purchaser shall provide Seller with full and complete copies of any non-confidential and non-privileged third-party tests, studies and/or analyses (“collectively, “Third-Party Reports”) performed on the Property; provided, that Purchaser shall provide such Third-Party Reports on an “AS IS”, “WHERE IS” basis and with no representations and/or warranties, express or implied. During the Inspection Period, Purchaser shall provide periodic progress reports to Seller, no less frequently than monthly, concerning the non-privileged and non-confidential results of its inspections, tests and studies and identify any concerns of Purchaser raised by such reports.

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(b)            Seller acknowledges that Purchaser has not completed Purchaser’s inspection of the Property, examination of the Property Due Diligence, or studies of the physical and economic feasibility of Purchaser’s contemplated use of the Property. Accordingly, Purchaser shall have the right for a period of 90 days from the Effective Date (the “Inspection Period”) to terminate this Contract for any reason whatsoever in Purchaser’s sole and absolute discretion by delivering written notice of such termination to Seller prior to the expiration of the Inspection Period; provided, that Purchaser shall have a one time right to extend the Inspection Period for an additional 30 days (i.e., for a total of 120 days from the Effective Date) upon payment to Escrow Agent of an additional deposit in the amount of $150,000 (the “Extension Deposit”). The Extension Deposit shall be deemed part of the Earnest Money and shall be refundable during the Inspection Period. In the event that Purchaser desires to proceed with the acquisition of the Property pursuant to this Contract, then Purchaser shall provide written notice of such decision to proceed on or before the expiration of the Inspection Period (a “Notice to Proceed”). Within three (3) business days following Purchaser’s delivery of a Notice to Proceed, Purchaser shall pay to Escrow Agent an Additional Deposit in the amount of $462,000. In the event that Purchaser does not provide such Notice to Proceed, then this Contract shall automatically terminate as of the expiration of the Inspection Period, and all Earnest Money shall be returned to Purchaser, except that Seller shall retain the sum of $100.00 for the right to have such Inspection Period for inspection, examination and study, and thereafter no party shall have any further rights, claims or liabilities hereunder, except for any rights, claims or liabilities hereunder that by their express terms survive the termination of this Contract. Upon the expiration or waiver of the Inspection Period the Earnest Money shall become non-refundable, except in the case of an uncured Seller default (after applicable notice), and shall be applied to the Purchase Price at Closing.

(c)            In connection with Purchaser’s inspection of the Property, if Purchaser or one of Purchaser’s professional, third-party consultants recommends pursuant to a Phase II environmental report that there exists an environmental issue that needs to be remediated or mitigated in order for Purchaser to be able to develop the Property for its Intended Use, then either party may terminate this Contract. For purposes of this Contract, “Intended Use” means the development, construction and operation on the Property of multi-family, single-family residential and/or mixed-use properties and related systems and amenities, including, without limitation, storm water detention systems, retention ponds, and parking, all in accordance with Purchaser’s site plan.

(d)            AS IS’, ‘WHERE IS’ Condition. Notwithstanding any provision to the contrary contained herein, Purchaser acknowledges and agrees that (a) the purchase of the Property shall be on an “As Is”, “Where Is”, “With All Faults” basis, subject to wear and tear from the Effective Date until Closing Date, and (B) except as expressly set forth in this Contract, Seller has no obligation to repair any damage to or defect in the Property, replace any of the Property or otherwise remedy any matter affecting the condition of the Property. Upon Closing, Purchaser shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser’s investigations, and Purchaser, upon Closing, except as otherwise expressly set forth in this Contract, shall be deemed to have waived, relinquished and released Seller (and all of its affiliates, members, managers, employees, agents and representatives) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental laws) and any and all other acts, omissions, events, circumstances or matters regarding the Property. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS SECTION, THE FOREGOING WAIVER SHALL NOT WAIVE, AND PURCHASER SHALL EXPRESSLY RETAIN, THE RIGHT TO BRING ANY CLAIM FOR ANY BREACH OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 12 BELOW.

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(e)            No Reliance on Seller. Notwithstanding any provision to the contrary contained herein, Purchaser is entering into this Contract on the basis of Purchaser’s own independent evaluation and investigation, and Purchaser does not rely on any statement or representation by Seller or any of Seller’s representatives except for the express Seller representations and warranties contained in this Contract. Notwithstanding anything to the contrary and except for the express Seller representations and warranties contained in this Contract, Seller is not making, and specifically disclaims, any representations, warranties or covenants of any kind or character, express or implied, with respect to the operational, environmental or physical condition of the Property, including, but not limited to, representations, warranties or covenants as to: (a) matters of title, zoning, permitted uses, tax consequences, physical or environmental conditions, availability of access, ingress or egress, operating projections, valuations, governmental approvals, governmental regulations, historical designations, or any other matter or thing relating to or affecting the operational, environmental or physical condition of the Property; (b) the value, condition, merchantability, marketability, profitability, suitability or fitness for a particular use or purpose of the Property; (c) the Property’s compliance or non-compliance with laws including, without limitation, environmental laws (meaning all past, present or future federal, state or local laws, statutes, ordinances or regulations applicable to the Property related to the protection of health, safety or the environment) or the presence or absence of hazardous or toxic materials, wastes or substances on, at or under the Property or migrating to or from the Property; or (d) the manner, quality, state of repair or lack of repair of the Property.

(f)             Release of Seller. After the six-month survival period as provided for in Section 6 herein and by accepting Seller’s Deed at Closing, Purchaser irrevocably waives and releases any claims against Seller (and against Seller’s affiliates, members, managers, officers, agents, and representatives) as owner, operator or otherwise, arising out of or in connection with any conditions, including environmental and subsurface conditions, whether known or unknown, latent or apparent, and whether such claims are based on or sound in contract, tort, statute, common law liability, contribution, indemnity, strict liability or any other theory or cause of action. The provisions of Section 8(d), 8(e) and 8(f) shall survive the Closing.

9.              Risk of Loss and Condemnation or Casualty.

(a)            Until the purchase of the Property has been consummated at the Closing, all risk of loss of, damage to, or destruction of, the Property (whether by fire, flood, tornado or other casualty, or by the exercise of the power of eminent domain, or otherwise) (collectively, “Casualty”) shall belong to and be borne by Seller. For purposes of this Contract, any contamination of the Property with Hazardous Materials, or release or discharge at the Property of Hazardous Materials, occurring on or after the Effective Date shall constitute a casualty. Seller agrees to maintain property insurance in the same manner as it presently maintains until the Closing. In the event of any Casualty prior to Closing, if all or any portion of any of the Property is damaged in excess of 20% percent of the Purchase Price, Purchaser shall determine, in its sole and absolute discretion, to either (A) purchase the Premises in its “as is” condition at Closing, or (B) terminate this Contract, whereupon the Earnest Money shall be returned to Purchaser, and thereafter no party hereto shall have any further rights, claims or liabilities hereunder (except as expressly set forth herein); and if Purchaser elects to proceed to Closing, Seller shall assign the proceeds of casualty insurance, if any, to Purchaser at Closing after reimbursing itself for the reasonable out-of-pocket costs of collection of the proceeds and Seller shall not be required to repair such damage.

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(b)            If, at any time prior to the Closing, any action or proceeding is filed or threatened, under which the Property, or any material portion thereof, may be taken pursuant to any law, ordinance or regulation, or by condemnation or the right of eminent domain, or in the event of any damage to or destruction of the Property or any material portion thereof, then, at the option of Purchaser, (a) this Contract shall be terminated, the Earnest Money shall be returned to Purchaser and thereafter no party shall have any further rights, claims or liabilities hereunder, except for those obligations and liabilities that expressly survive termination, or (b) this Contract shall remain in full force and effect, whereupon Seller, at the time of the Closing, shall transfer and assign to Purchaser all of Seller’s right, title and interest in and to any proceeds received or which may be received by reason of such taking, or a sale in lieu thereof, or casualty. Purchaser shall exercise said option by delivering to Seller written notice of such exercise on or before the 30th day following the date on which Purchaser receives notice that such suit has been filed or is threatened or such casualty has occurred, as applicable, and, if said 30-day period extends beyond the date of Closing, the date of Closing shall be automatically extended to a date which is five days after the expiration of said 30-day period. In the event that Purchaser fails to exercise said option within said 30-day period, then Purchaser shall be deemed to have elected that the Contract shall remain in full force and effect.

10.            Conditions to Closing. The obligations of Purchaser under this Contract are hereby expressly made subject to each and all of the following conditions, which conditions are for the sole benefit of Purchaser and may be waived by Purchaser in its sole and absolute discretion, in whole or in part, by written waiver delivered to Seller:

(a)             the Property and all portions thereof being free from material damage or destruction by fire, earthquake, erosion, flooding or by other force of nature or Act of God after the date of this Contract that would materially impair Purchaser’s Intended Use of the Property;

(b)            the truth and accuracy, in all material respects, as of the date of the Closing, of each and every warranty or representation made herein by Seller;

11.            Seller Covenants. Seller hereby covenants and agrees with Purchaser that so long as this Contract remains in full force and effect, as modified, amended and/or extended from time to time:

(a)            Seller will take, or cause to be taken, all action reasonably necessary to cause the representations and warranties set forth in this Contract to remain true and correct in all material respects from the date hereof through the date of the Closing and will refrain from taking any action which could cause any such representation or warranty to become incorrect or untrue in any material respect at any time during such period;

(b)            Seller shall not commit or permit to be committed any material waste or material change in the condition or appearance of the Property, normal wear and tear excepted;

(c)            Without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Seller will not convey or intentionally encumber all or any portion of the Property, or any interest therein, or enter into any agreement granting to any person any right with respect to the Property, or any portion thereof;

(d)            Without the prior written consent of Purchaser, which may be granted or denied in Purchaser’s sole and absolute discretion, Seller shall not enter into any oral or written agreements or promises regarding current or future use of all or any portion of the Property or enter into any lease, license or occupancy agreement.

(e)            Seller shall maintain in existence all material licenses, permits and approvals that are now in existence with respect to, and are required for, the development, ownership, operation or improvement of the Property, and are of a continuing nature.

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(f)             Without the prior written consent of Purchaser, which may be granted or denied in Purchaser’s sole and absolute discretion, Seller shall not (i) enter into any oral or written service, maintenance, employment or other contracts or agreements affecting the Property which would survive the Closing or otherwise affect the use, operation or enjoyment of the Property after the Closing; or (ii) extend the terms of any existing service contracts to a date beyond the Closing.

12.            Default; Application of Earnest Money.

(a)            At the Closing, the Earnest Money shall be applied to and credited against the Purchase Price as provided in Section 2 hereof and be immediately released by the Escrow Agent to the Seller.

(b)            Seller Default. In the event the purchase and sale contemplated hereby is not closed by reason of Seller’s inability, failure or refusal to perform, Sellers obligations hereunder , or in the event of Seller’s breach of its covenants hereunder, or in the event any warranty or representation made herein by Seller proves materially untrue and is not waived by Purchaser, then, the Earnest Money shall be returned immediately to Purchaser (if Closing has not yet occurred), and Purchaser may avail itself of any and all remedies at law or in equity, only if a suit for specific performance of Seller’s obligations under this Contract (including, but not limited to, the obligation to deliver the Deed to the Real Property at Closing) is not an available remedy. Notwithstanding anything to the contrary in this Contract or under applicable law, Purchaser hereby unconditionally and irrevocably waives and disclaims all rights to claim or seek any consequential, punitive, exemplary, statutory or treble damages and acknowledge and agree that the rights and remedies in this Contract will be adequate in all circumstances for any claims the Purchaser might have with respect thereto.

(c)            Purchaser Default. In the event the purchase and sale contemplated hereby is not closed by reason of Purchaser’s inability, failure or refusal to perform Purchaser’s obligations hereunder, then, the Earnest Money shall be retained by Seller or paid to Seller by Escrow Agent, as applicable, as full liquidated damages, whereupon no party hereto shall have any further rights, claims or liabilities hereunder (except any rights, claims or liabilities hereunder that by their express terms survive the termination of this Contract); it being specifically understood and agreed that Seller’s retention of the Earnest Money, as liquidated damages, shall be Seller’s sole and exclusive remedy hereunder, Seller hereby specifically waiving and relinquishing any and all other remedies at law or in equity. Purchaser and Seller hereby specifically acknowledge and agree that the damage to Seller from Purchaser’s breach hereunder would be difficult or impossible to accurately determine, that the Earnest Money is a reasonable estimate of Seller’s damages, and that the retention by Seller of the Earnest Money does not constitute a penalty. Notwithstanding anything to the contrary, should the Initial Deposit not be paid in accordance with this Agreement, the Seller has the right to terminate this Agreement.

(d)            Cure Period. Notwithstanding anything to the contrary contained in this Contract, Purchaser and Seller shall be entitled to written notice of any default under this Contract and five business days after receipt of such notice to cure such default; provided, however, that in no event shall such notice and cure period apply to (i) Purchaser’s and Seller’s obligations on the Closing Date and in no event shall the date for Closing hereunder be extended by reason of the operation of this provision, and (ii) any breach of a representation or warranty by Purchaser or Seller.

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13.            Escrow Agent. Escrow Agent hereby accepts its designation as escrow agent hereunder and agrees to hold and disburse the Earnest Money deposited with Escrow Agent as herein provided. A copy of any request for disbursement to Escrow Agent shall also be sent to the other party hereunder. In the event a request for disbursement is made by either party (other than a request for disbursement as a result of Purchaser’s termination of the Contract prior to the expiration of the Inspection Period), both parties acknowledge and agree that Escrow Agent may withhold disbursement until the written consent of the other party is given, provided, however, that if such consent of the other party is not provided within ten business days of such request for disbursement, then Escrow Agent shall either disburse such funds or tender such funds into the registry or custody of any court of competent jurisdiction in accordance with the provisions below. In the event of a dispute between Purchaser and Seller under this Contract sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Contract, together with such legal proceedings as it deems appropriate, and thereupon to be discharged from all further duties as Escrow Agent under this Contract. Any such legal action may be brought in any such court as Escrow Agent shall determine to have jurisdiction thereof. Escrow Agent shall not be liable for any acts taken in good faith, shall only be liable for its willful default or gross negligence, and may, in its sole discretion, rely upon the oral or written notices, communications orders or instructions given by Purchaser or Seller. Seller and Purchaser hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed upon Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Contract or involving the subject matter hereof; provided, however, that if Escrow Agent shall be found guilty of willful default or gross negligence under this Contract, then, in such event, Escrow Agent shall bear all such losses, claims, damages and expenses; and provided further that neither Seller nor Purchaser shall have any liability to Escrow Agent under this indemnity provision for any cost of litigation incurred by Escrow Agent, including, without limitation, attorney’s fees, arising or caused solely by the conduct of the other party which results in a dispute solely between the other party and Escrow Agent.

14.            Communications. Any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Contract shall be in writing, signed by or on behalf of the party giving the same, and shall be deemed to have been properly given and shall be effective upon being electronically mailed (with evidence of receipt obtained) or deposited in the United States mail, postage prepaid, certified with return receipt requested, or deposited with Federal Express or another national overnight courier service with recognized reliability, to the other party at the address of such other party set forth below or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof; and provided further that no notice of change of address shall be effective until the date of receipt thereof. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Notice to the respective attorney of the Seller or Purchaser shall be deemed proper notice to all parties under this paragraph. Any such notice, election demand, request or response, if given to Purchaser, shall be addressed as follows:

c/o Southern Land Company

Attn: Robb Frye

3990 Hillsboro Pike, Suite 400

Nashville, Tennessee 37215

Email: robb.frye@southernland.com

with copies to:

c/o Southern Land Company

Attn: Legal Department

3990 Hillsboro Pike, Suite 400

Nashville, TN 37215

(615) 778-3150

Email: Legal.notices@southernland.com

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and, if given to Seller, shall be addressed as follows:

Nashville Acquisition, LLC

Lincoln Tech

c/o Tayfun Selen

14 Sylvan Way

Parsippany, NJ 07054

(844)767-9459

Email: TSelen@lincolntech.edu

with copy to:

Genova Burns LLC

Attn: Bruno Genova, Esq. and John Suwatson, Esq.

494 Broad Street

Newark, New Jersey 07102

Email: bgenova@genovaburns.com

            jsuwatson@genovaburns.com

and, if given to Escrow Agent, shall be addressed as follows:

Fidelity National Title

2701 Emerywood Parkway, Suite 200

Richmond, VA 23294

Attn: Melodie Rochelle

(804) 643 – 5404

Email: Melodie.Rochelle@fnf.com

15.            Miscellaneous. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, successors-in-title, legal representatives, heirs and permitted assigns. In the event any provision hereof is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof. This Contract contains the entire agreement of the parties hereto with respect to the subject matter hereof, including, without limitation, any previously executed non-disclosure, confidentiality or similar agreement, and no representations, inducements, promises or agreements, oral or otherwise, not expressly set forth herein shall be of any force or effect. No amendment to this Contract and no waiver of any right hereunder shall be binding upon any of the parties hereto unless said amendment or waiver is in writing and signed by the party against whom enforcement thereof is sought. Purchaser shall not have the right to assign this Contract, or any interest herein, without the written consent of Seller; provided, that Seller shall be permitted to assign the Contract without Seller’s consent to any single purpose entity managed by Southern Land Company, LLC, and in the event of such assignment, Seller shall thereafter look solely to such assignee for the performance of all obligations imposed upon Purchaser under this Contract. Any transfer of 51% or more of the ownership of Purchaser shall be deemed an assignment for the purposes of this Section 15. All titles or captions of the paragraphs set forth in this Contract are inserted only as a matter of convenience and for reference only and in no way define, limit, extend or describe the scope of this Contract, or the intent of any provision hereof. No failure of Purchaser or Seller to exercise any power or right granted hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of said power or right or of the terms hereof, or of Purchaser’s or Seller’s right to demand exact compliance with the terms hereof. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday or any public or legal holiday, the party having such privilege or duty shall have until 5:00 p.m. EST on the next succeeding regular business day to exercise such privilege or to discharge such duty, and the date of performance or expiration of a particular time period shall be extended to such next business day for all purposes under this Contract. Time is of the essence with respect to this Contract. This Contract shall be governed by and construed in accordance with the laws of the state in which the Land is located.

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16.           Acceptance. This instrument shall be regarded as an offer by Purchaser or Seller, whichever first executes the same, to the other. Acceptance shall occur upon the return to Purchaser or Seller, whichever first executes this instrument, of a dated and fully executed counterpart hereof.

17.            Brokerage. Seller hereby represents and warrants to Purchaser that other than Mike Maroon of The Acclaim Group (the “Broker”), who has been retained by Seller and whose commission of $265,000.00 will be paid exclusively by Seller pursuant to a separate commission agreement, Seller has not dealt with any brokers, placement agents, agents or finders in connection with the Property or the transactions contemplated by this Contract. In the event Purchaser has entered or enters into an agreement to pay any brokers, placement agents, agents or finders fee arising out of or in connection with the subject matter of this Contract, Purchaser shall be solely responsible for all such fees. Seller and Purchaser each hereby indemnifies and agrees to hold harmless the other from and against any and all losses, costs, damages and expenses (including reasonable attorney’s fees) arising, resulting, sustained or incurred by the other by reason of any claim for any commission or fee by any broker, agent, finder or other person or entity based upon any arrangement or agreement made or alleged to have been made by the indemnifying party in connection with the transaction contemplated under this Contract.

18.           Attorney Fees. If any action is brought by any party to this Contract to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable attorney fees and actual out-of-pocket costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

19.            Like Kind Exchange. Purchaser and Seller hereby acknowledge that Purchaser and/or Seller (the “Exchange Party”) may desire to effectuate a tax-deferred exchange (also known as a “1031” exchange (the “Exchange”) in connection with the purchase and/or sale of all or a portion of the Property. Each party (the “Cooperating Party”) hereby agrees to use reasonable efforts to cooperate with the Exchange Party in connection with the Exchange contemplated by the Exchange Party, provided that:

(a)           All documents executed in connection with the Exchange (the “Exchange Documents”) shall recognize that Cooperating Party is acting solely as an accommodating party to such Exchange, shall have no liability with respect thereto, and is making no representation or warranty that the transactions qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code or any applicable state or local laws and shall have no liability whatsoever if any such transactions fail to so qualify. All Exchange Documents executed by Cooperating Party in connection with the Exchange shall be in form and substance reasonably acceptable to Cooperating Party.

(b)            Such Exchange shall not result in Cooperating Party incurring any additional costs or liabilities (and Exchange Party shall pay all additional costs and expenses to the extent that such are incurred, including, without limitation, any additional costs or expenses incurred by Cooperating Party as a result of its participation in the Exchange). Exchange Party shall indemnify, defend and hold Cooperating Party harmless from and against all claims, demands, liability, losses, damages, costs and expenses (including reasonable attorneys’ and accountants’ fees) suffered or incurred by Cooperating Party in connection with the Exchange.

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(c)            In no event shall Cooperating Party be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any other property in connection with the Exchange.

(d)            In no event shall Exchange Party’s consummation of such Exchange constitute a condition precedent to Exchange Party’s obligations under this Contract nor shall such Exchange modify any of the dates and times for performance set forth in this Contract and Exchange Party’s failure or inability to consummate such Exchange shall not be deemed to excuse or release Exchange Party from its obligations under this Contract.

Purchaser and Seller further agree that, in connection with the foregoing, and subject in all respects to the foregoing provisions, Cooperating Party shall consent to Exchange Party assigning all or a portion of its rights under this Contract to an exchange intermediary solely for the purpose of consummating such Exchange. In no event shall any such assignment release Exchange Party of its obligations under this Contract or any document executed pursuant to the terms hereof, including, without limitation, its indemnity obligations hereunder, or affect in any manner any of Exchange party’s representations or covenants set forth in this Contract.

20.            Counterparts and Execution and Delivery by Electronic Transmission. This Contract may be executed in separate counterparts, each of which shall be deemed an original and all of which, collectively, shall comprise one and the same instrument. Furthermore, this Contract may be executed and delivered by electronic transmission. The parties intend that electronic (e.g., pdf. format) signatures constitute originals signatures and that an electronic copy or counterparts of this Contract containing signatures (original or electronic) of a party is binding upon that party.

21.            Confidentiality. The parties acknowledge and agree that the parties shall keep confidential (a) the terms and provisions of this Contract, including, with limitation, the identity of parties, the Purchase Price and the dates, deadlines and time frames set forth herein, and (b) all documents, reports, studies, plans, specifications, information, materials and correspondence related to the Purchaser’s Intended Use in accordance with Purchaser’s proposed site plan (collectively, the “Confidential Information”), and will not disclose or otherwise use any Confidential Information other than necessary disclosures to its attorneys, accountants, representatives, and agents (as to Seller, collectively and together with Seller, the “Seller Parties”, and as to Purchaser, collectively and together with Purchaser, the “Purchaser Parties”) in order to consummate the transaction contemplated by this Contract and provided that such parties are advised of and agree to be bound by the confidentiality provisions of this Contract; provided, however, that Seller shall be entitled to disclose this Agreement to the extent it reasonably determines it to be necessary or advisable in order to comply with applicable laws, rules or regulation or the rules of the exchange on which Seller is listed and any such disclosure by Seller shall not be deemed to constitute a violation of this provision. The parties shall return all of the Confidential Information at such time as this Contract is terminated for any reason, other than materials and items that Purchaser or Seller is entitled to keep pursuant to the terms of this Contract (including any reports and studies prepared by third parties for Purchaser or Seller, provided, that the non-retaining party acknowledges such items are provided without any representation or warranty by the retaining-party and the non-retaining party shall not be entitled to rely on such items). Seller shall and hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all claims, losses, liabilities, costs, damages or expenses that Purchaser may suffer or incur (including, without limitation, reasonable attorneys’ fees) as a result of any unpermitted disclosure or use of the Confidential Information by any Seller Party. Purchaser shall and hereby agrees to indemnify, defend and hold harmless Seller from and against any and all claims, losses, liabilities, costs, damages or expenses that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees) as a result of any unpermitted disclosure or use of the Confidential Information by any Purchaser Party. The parties acknowledges and agrees that the injury the non-revealing party will suffer in the event of any breach of any covenant or agreement contained in this Section 21 by any Seller Party or Purchaser Party cannot be compensated by monetary damages alone, and the parties therefore agree that the non-revealing party, in addition to and without limiting any other remedies or rights which it may have either under this Contract or otherwise, shall be entitled to injunctive relief enjoining any such breach or alleged breach, or other equitable relief, from any court of competent jurisdiction, without a requirement of posting bond as a condition thereof. Notwithstanding anything herein to the contrary, Purchaser shall be permitted to discuss future development of the Property with the City of Nashville. The agreements set forth in this Section 21 shall survive Closing and any termination of this Contract.

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22.            Leaseback Period. For a period of 12 months following the Closing Date, Seller shall be permitted to occupy the Property for purposes of conducting its business (the “Leaseback Period”) pursuant to a lease agreement to be negotiated by Purchaser and Seller during the Inspection Period (the “Seller Lease”) at no fee to the Seller. The Seller Lease shall provide Seller with the option to extend the Leaseback Period for one (1) 90-day period followed by an additional three 30-day periods (collectively, the “Owner Leaseback Extension”); provided, Seller must give 15 days prior written notice of each such extension. If Seller chooses to exercise the Owner Leaseback Extension, Seller shall pay to Purchaser an extension fee in the amount of $50,000 for the first 90-day extension and $150,000 for each 30-day extension. If Purchaser and Seller cannot, in good faith, successfully negotiate the Seller Lease prior to the expiration of the Inspection Period, then either party may terminate this Contract and the Earnest Money shall be returned to Purchaser.

[Signature pages follow]

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By signing below, each party acknowledges that it has carefully read and fully understood this Contract and each agrees to be bound by the terms of this Contract.

SELLER:

NASHVILLE ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ Brian K. Meyers
Name:	Brian K. Meyers
Title:	Chief Financial Officer

[signatures continue on next page]

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PURCHASER:

SLC DEVELOPMENT, LLC, a Tennessee limited liability company

By:	/s/ Alex Fisch
Name:	Alex Fisch
Title:	Chief Investment Officer

[signatures continue on next page]

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Fidelity National Title referred to in this Contract as the “Escrow Agent,” hereby acknowledges that it received this Contract executed by Seller and Purchaser on the ___ day of ____________, 20__, and accepts the obligations of Escrow Agent as set forth herein. It further acknowledges that it received the Earnest Money on the ____ day of ____________, 20__. Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of this Contract.

ESCROW AGENT:

Fidelity National Title

By:
Name:
Title:
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EXHIBIT “A”

PROPERTY

Parcel ID	Address
07213018700	2416 Emmett Ave, Nashville, TN 37206
07213018800	2418 Emmett Ave, Nashville, TN 37206
07213018900	2420 Emmett Ave, Nashville, TN 37206
07213019000	1000 Mcclurkan Ave, Nashville, TYN 37206
07213019500	1008 Mcclurkan Ave, Nashville, TN 37206
07213019600	1016 Mcclurkan Ave, Nashville, TN 37206
07213036900	2310 Trevecca Ave, Nashville, TN 37206
07213019800	2410 Trevecca Ave, Nashville, TN 37206
07213037600	1310 Gallatin Ave, Nashville, TN 37206
07213037200	1324 Gallatin Ave, Nashville, TN 37206
07213020100	1524 Gallatin Ave, Nashville, TN 37206
07213019900	1528 Gallatin Ave, Nashville, TN 37206
07213043900	954 Strouse Ave, Nashville, TN 37206
07213022800	960 Strouse Ave, Nashville, TN 37206
07213022900	962 Strouse Ave, Nashville, TN 37206
07213023000	964 Strouse Ave, Nashville, TN 37206
07213023200	970 Strouse Ave, Nashville, TN 37206
07213023600	978 A Strouse Ave, Nashville, TN 37206
07213023700	980 Strouse Ave, Nashville, TN 37206
07213008300	2500 Trevecca Ave, Nashville, TN 37206
A-1